Exhibit 10.1

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

This Amendment No. 4 to the Employment Agreement (the "Amendment") is entered into as of this 10th day of December, 2007, between Knoll, Inc., a Delaware corporation (the "Company"), and Andrew B. Cogan ("Executive").

WHEREAS, the parties wish to amend the March 23, 2001 Employment Agreement between Executive and the Company, as previously amended (the "Agreement), as hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to become legally bound, the parties agree as follows:

    All defined terms contained in this Amendment shall have the meanings ascribed to them in the Agreement.
    Executive's "Base Salary" is changed to be $800,000 as of January 1, 2008.
    Section 3.01(c) of the Agreement is amended by inserting the words "at least" before "100% of Executive's Base Salary" as set forth below:

    Executive shall participate during the Term in such other bonus plans or programs that are established during the Term for senior management by the Board, with a target annual bonus opportunity for each year during the Term of at least 100% of Executive's Base Salary, which shall be calculated on the basis of achievement of goals set by the Board, which goals may include, without limitation, specific individual goals and/or corporate performance parameters such as revenue, profit, balance sheet and cash management objectives. The Board shall establish the goals applicable to Executive in consultation with the Executive in advance of any fiscal year or other applicable period.

    Except as specifically set forth herein, the terms of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement effective as of the date first above written.

KNOLL, INC.

By: /s/ Barry L. McCabe
Name: Barry L. McCabe
Title: Senior Vice President and Chief Financial Officer

/s/ Andrew B. Cogan

Andrew B. Cogan